Exhibit 17.2

January 10, 2018

Good Times Restaurants Inc.
141 Union Boulevard, #400
Lakewood, Colorado 80228
Attention: Board of Directors

Gentlemen:

With the share price of Good Times Restaurants Inc. (the “Company” or “Good Times”) languishing even in a robust stock market environment, it is quite clear that change at Good Times is needed. Together with Delta Partners and Charlie Jobson, REIT Redux LP and I have recommended the Board undertake efforts to enhance productivity at all levels of the Company. We have also raised strategic ideas for consideration by the Board, as outlined in our most recent amendment to Schedule 13D.

Rather than these ideas being embraced, our ideas have been resisted and scoffed at. They have even been criticized because, as Boyd Hoback said in a recent email, our proposals caused management to “question[ ] if their jobs are safe.” At the same time, the Board has taken a series of actions that appear to serve no purpose other than to entrench the current Board and the Company’s senior management. I strongly believe that these actions—which are transparent attempts to weaken or stymy the ability of Charlie, me and our affiliates to make necessary changes at the Company—are affirmatively detrimental to the interests of Good Times’ stockholders generally. I’m not sure you gentlemen quite recognize the totality of what you have done over the last two months. In particular:

•	The Board has elected to delay the 2018 Annual Meeting of Stockholders rather than allow the stockholders to vote on a new slate of directors;

•	The Board has approved amendments to the Company’s bylaws to significantly extend the time when special meetings are scheduled to occur;

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The Company has restricted trading in the Company’s common stock during pre-approved trading windows on a tenuous theory that our preliminary ideas constitute material non-public information, thereby preventing directors and others from acquiring stock and sending a supportive message to the marketplace.

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The Company and its counsel defended an undisclosed entitlement of a current director to a contractual board seat, even though this right was plainly not supported by any agreement binding on the Company and presented to me nor disclosed in the Company’s securities filings;

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The Company, without previewing it with me or the Board, adopted unusual risk factors in its most recent Form 10-K alleging that the ability of stockholders, including me, to advocate for change at Good Times was an actual risk to the Company;

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The Board adopted a new policy that directors sign confidentiality agreements, and the proposed form of agreement does not contain any carve-out to allow a director to act in accordance with his or her fiduciary duties or obligations under federal securities law; and

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Proposed minutes of meetings of the Board have not accurately reflected my statements at such meetings and have included statements of Company counsel that do not accurately reflect Nevada or federal law.

Curiously I get accused by the Company of acting for the benefit of REIT Redux and not the stockholders in correspondence with the Company or at meetings of the Board, when in fact the legitimate rights of stockholders are being trampled on simply to entrench the current Board and prevent necessary change for the benefit of stockholders. The most recent action—requiring confidentiality agreements of directors—is highly unusual and represents a policy that was not, to my knowledge, in place during any prior period where the Board considered meaningful strategic opportunities for the Company. In light of this divergence from the Company’s historic practice, the new practice appears to be a deliberate effort to stifle dissent and to impose an effective gag order on stockholder communications by threatening me with contractual liability.

While I had hoped to be able to use my seat on the Board to continue to advocate for policies that enhance stockholder value and held out the possibility that some constructive path forward for the Company was possible, it is now clear that I would have a freer hand to effect change from outside the Board. Accordingly, I hereby tender my resignation from the Board. I do so under protest with a complaint being lodged that the Board is abusing its authority in various areas in an effort to entrench the Board and the Company’s senior management against the legitimate complaints of two of the Company’s largest stockholders. Do not take my resignation as a signal that my efforts to achieve change at Good Times will cease or slow down. To the contrary, I anticipate redoubling my efforts to achieve the change necessary to unlock stockholder value at Good Times.

Very truly yours,

/s/ Robert J. Stetson

Robert J. Stetson